Exhibit 99.1

Lindblad Expeditions Holdings, Inc. Reports

2022 Second Quarter Financial Results

Second Quarter 2022 Highlights:

●	Operated all ten owned and operated ships providing expeditions across Alaska, the Arctic, the Galápagos Islands, Greenland, Iceland, Norway and the Baltic and North Seas

●	Total revenue of $90.9 million increased $75.6 million versus 2021 and $14.3 million, or 19%, compared with the second quarter of 2019

●	Strong reservations for future travel with bookings for 2023 26% ahead of bookings for 2020 at the same point in 2019

●	Further increased financial flexibility through extension of leverage covenant waivers on export credit agreements through the end of 2022

NEW YORK, August 1, 2022 – Lindblad Expeditions Holdings, Inc. (NASDAQ: LIND; the “Company” or “Lindblad”), a global provider of expedition cruises and adventure travel experiences, today reported financial results for the second quarter ended June 30, 2022.

Dolf Berle, Chief Executive Officer, said “We are very excited to have all ten of our owned ships once again immersing guests in the amazing geographies Lindblad has been visiting for decades. The nature of our ships and the remote locations we explore has enabled us to ramp our operations quickly, and the response from our guests as they return to experiencing the thrill of exploration has never been more rewarding. At the same time, our land businesses have also swiftly returned to operations and the strategic investments we have made to expand our product offerings is already resulting in positive earnings contributions from these businesses. The demand for unique and authentic travel experiences remains strong, and we certainly expect it to grow even further as we continue to emerge from the pandemic. While some short-term headwinds remain, we are poised to begin delivering on the increased earnings power of the Company and deliver additional shareholder value in the months and years ahead.”

RAMP OF FLEET OPERATIONS AND COVID-19 BUSINESS UPDATE

Ramp in Operations

Lindblad continued to ramp its operations during the second quarter of 2022, providing immersive expeditions across all ten of its owned vessels including trips to Alaska, the Arctic, the Galápagos Islands, Greenland, Iceland, Norway and the Baltic and North Seas. Due to the spread of the COVID-19 virus and the effects of travel restrictions around the world, the Company suspended or rescheduled the majority of its expeditions departing between March 16, 2020 through May 31, 2021. Travel restrictions related to COVID-19 have diminished dramatically, and the Company continues to work with local authorities on plans to operate itineraries in additional geographies during 2022 and 2023. Where travel restrictions remain, which now also includes a limited number of itineraries impacted by the Russia-Ukraine conflict, the Company is working with guests to reschedule travel plans and refund payments or issue future travel certificates, as appropriate.

The Company believes there are a variety of strategic advantages that enable it to deploy its ships safely and quickly, while mitigating the risk of COVID-19 as travel restrictions are lifted. The most notable is the size of its owned and operated vessels which range from 48 to 148 passengers, allowing for a highly controlled environment that includes stringent cleaning protocols. The small nature of the Company’s ships also allows it to efficiently and effectively test its guests and crew prior to boarding, or as otherwise needed. Additionally, all guests are required to be fully vaccinated, and the majority of expeditions take place in remote locations where human interactions are limited, so there is less opportunity for external influence.

Booking Trends

The Company has substantial advance reservations for future travel despite some continued short-term impact from the COVID-19 virus, including elevated cancellations and softness in near-term demand, as well as itinerary changes on a few upcoming voyages due to the Russia-Ukraine conflict. Bookings for 2023 are 26% ahead of the bookings for the full year 2020 at the same point in 2019, which was prior to the pandemic.

Balance Sheet and Liquidity

As of June 30, 2022, the Company had $126.9 million in unrestricted cash and $48.8 million in restricted cash, primarily related to deposits on future travel originating from U.S. ports and credit card reserves.

As of June 30, 2022, the Company had a total debt position of $578.2 million and was in compliance with all of its applicable debt covenants. During May 2022, the Company further amended its export credit agreements to extend the waiver of its net leverage coverage ratio from March 2022 through December 31, 2022.

During February 2022, the Company issued $360.0 million of 6.75% senior secured notes, maturing 2027 and entered into a new $45.0 million revolving credit facility, including a letter of credit sub-facility in an aggregate principal amount of up to $5.0 million. Proceeds from the senior secured notes were used primarily to pay the outstanding borrowings under the Company's previously existing credit agreement, including the term facility, Main Street Loan and revolving credit facility. The senior secured notes are guaranteed on a senior secured basis by the Company and certain of the Company’s subsidiaries and are collateralized by certain of the Company’s assets.

As the Company continues to ramp up operations, its monthly cash usage will increase as the Company incurs costs in operating expeditions, prepares additional ships for return to service and spends to advertise upcoming expeditions and trips. The Company also anticipates a significant increase in guest payments as it receives final payments for upcoming expeditions and trips as well as deposits for new reservations for future travel. However, there can be no assurance that cash flows from operations will be available to fund future obligations or that it will not experience delays or cancellations with respect to the resumption of our operations.

SECOND QUARTER RESULTS

Tour Revenues

Second quarter tour revenues of $90.9 million increased $75.6 million as compared to the same period in 2021. The increase was driven by a $57.3 million increase at the Lindblad segment and a $18.3 million increase at the Land Experiences segment, primarily due to the ramp in expeditions and trips compared with the second quarter a year ago. The Land Experiences segment also includes a full quarter of results for Classic Journeys, LLC (“Classic Journeys”) which was acquired during the fourth quarter of 2021.

Net Income

Net loss available to stockholders for the second quarter was $30.0 million, $0.59 per diluted share, as compared with net loss available to stockholders of $36.6 million, $0.71 per diluted share, in the second quarter of 2021. The $6.6 million improvement primarily reflects the ramp in operations, partially offset by a $3.7 million increase in interest expense due to additional borrowings and higher rates, a $3.0 million increase in depreciation and amortization, primarily due to the addition of the National Geographic Resolution to the fleet in September 2021, and $1.4 million lower income tax benefit due to the improved operating results.

Adjusted EBITDA

Second quarter Adjusted EBITDA loss of $6.2 million improved $16.8 million as compared to the same period in 2021. The increase was driven by a $14.4 million improvement at the Lindblad segment and a $2.4 million increase at the Land Experiences segment.

Lindblad segment Adjusted EBITDA loss of $7.5 million improved $14.4 million as compared to the same period in 2021, as increased tour revenues were partially offset by higher cost of tours and increased personnel costs from the ramp in operations, higher commissions related to the revenue and bookings growth and increased marketing spend to drive future growth.

Land Experiences segment Adjusted EBITDA of $1.3 million increased $2.4 million as compared to 2021, primarily due to additional trips, partially offset by higher cost of tours and increased personnel costs related to the ramp in operations and increased marketing costs to drive future bookings. The Land Experiences segment also includes a full quarter of results for Classic Journeys which was acquired during the fourth quarter of 2021.

	For the three months ended June 30,					For the six months ended June 30,
(In thousands)	2022	2021	Change		%	2022	2021	Change	%
Tour revenues:
Lindblad	$64,047	$6,680	$57,367	NM		$114,321	$7,164	$107,157	NM
Land Experiences	26,863	8,586	18,277	NM		44,435	9,883	34,552	NM
Total tour revenues	$90,910	$15,266	$75,644	NM		$158,756	$17,047	$141,709	NM
Operating (loss) income:
Lindblad	$(19,670)	$(31,038)	$11,368	NM		$(53,239)	$(58,335)	$5,096	9%
Land Experiences	356	(1,550)	1,906	NM		(321)	(5,317)	4,996	94%
Total operating loss	$(19,314)	$(32,588)	$13,274	NM		$(53,560)	$(63,652)	$10,092	16%
Adjusted EBITDA:
Lindblad	$(7,463)	$(21,832)	$14,369	NM		$(28,448)	$(39,785)	$11,337	28%
Land Experiences	1,271	(1,121)	2,392	NM		1,035	(3,985)	5,020	NM
Total adjusted EBITDA	$(6,192)	$(22,953)	$16,761	NM		$(27,413)	$(43,770)	$16,357	37%

LINDBLAD FLEET ACTIVITIES

In November 2021, the Company acquired a ship which is currently undergoing renovations and will replace the National Geographic Islander in the Galápagos Islands during the third quarter of 2022. The renovated ship has been named the National Geographic Islander II and will provide immersive and authentic expeditions to 48 guests who will enjoy all suite accommodations, indoor-outdoor dining options and diverse expedition tools and amenities.

STOCK REPURCHASE PLAN

The Company currently has a $35.0 million stock repurchase plan in place. As of July 25, 2022, the Company had repurchased 875,218 shares and 6.0 million warrants under the plan for a total of $23.0 million and had $12.0 million remaining under the plan. As of July 25, 2022, there were 53.1 million shares common stock outstanding. The Company has suspended all stock repurchases due to restrictions related to the Main Street Expanded Loan Facility program.

FINANCIAL OUTLOOK

The COVID-19 pandemic has had, and will continue to have, a significant impact on the Company’s financial position and results of operation. Given the continued uncertainty around the COVID-19 pandemic, the Company is not providing a full year outlook regarding results of operations at this time and will update its expectations when it has more clarity around the timing and extent of future operations.

NON-GAAP FINANCIAL MEASURES

The Company uses a variety of operational and financial metrics, including non-GAAP financial measures such as Adjusted EBITDA, Occupancy, Net Yields and Net Cruise Costs, to enable it to analyze its performance and financial condition. The Company utilizes these financial measures to manage its business on a day-to-day basis and believes that they are the most relevant measures of performance. Some of these measures are commonly used in the cruise and tourism industry to evaluate performance. The Company believes these non-GAAP measures provide expanded insight to assess revenue and cost performance, in addition to the standard GAAP-based financial measures. There are no specific rules or regulations for determining non-GAAP measures, and as such, they may not be comparable to measures used by other companies within the industry.

The presentation of non-GAAP financial information should not be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. The definitions of non-GAAP financial measures along with a reconciliation of non-GAAP financial information to GAAP are included in the supplemental financial schedules.

Conference Call Information

The Company has scheduled a conference call at 8:30 a.m. Eastern Time on August 1, 2022, to discuss the earnings of the Company. The conference call can be accessed by dialing (844) 200-6205 (United States), (833) 950-0062 (Canada) or (929) 526-1599 (outside the U.S.). The access code is 618427. A replay of the call will be available at the Company’s investor relations website, investors.expeditions.com.

About Lindblad Expeditions Holdings, Inc.

Lindblad Expeditions Holdings, Inc. is an expedition travel company that focuses on ship-based voyages through its Lindblad Expeditions brand and on land-based travel through its subsidiaries, Natural Habitat Adventures, Off the Beaten Path, DuVine and Classic Journeys.

Lindblad Expeditions works in partnership with National Geographic to inspire people to explore and care about the planet. The organizations work in tandem to produce innovative marine expedition programs and promote conservation and sustainable tourism around the world. The partnership’s educationally oriented voyages allow guests to interact with and learn from leading scientists, naturalists and researchers while discovering stunning natural environments, above and below the sea, through state-of-the-art exploration tools.

Natural Habitat partners with the World Wildlife Fund to offer and promote conservation and sustainable travel that directly protects nature. Natural Habitat’s adventures include polar bear tours in Churchill, Canada, Alaskan grizzly bear adventures and African safaris.

Classic Journeys is a luxury cultural walking tour company that operates a portfolio of curated tours centered around cinematic walks led by expert local guides. Classic Journeys offers active small-group and private custom journeys in over 50 countries around the world.

DuVine designs and leads luxury bike tours in the world’s most amazing destinations, from Italy’s sun-bleached villages and the medieval towns of Provence to Portugal’s Douro Valley and the vineyards of Napa, California. Guests bike, eat, drink, and sleep their way through these regions and many more while sampling the finest cuisine, hotels, and wine.

Off the Beaten Path is an outdoor, active travel company offering guided small group adventures and private custom journeys that connect travelers with the wild nature and authentic culture of their destinations. Off the Beaten Path’s trips extend across the globe, with a focus on exceptional national park experiences in the Rocky Mountains, Desert Southwest, and Alaska.

Forward Looking Statements

Certain matters discussed in this press release are “forward-looking statements” intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements include the Company’s financial projections and may also generally be identified as such because the context of such statements will include words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “will,” “would” or words of similar import. Similarly, statements that describe the Company’s financial guidance or future plans, objectives or goals are also forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties that could cause results to differ materially from those expected. Many of these risks and uncertainties are currently amplified by, and will continue to be amplified by, or in the future may be amplified by, the COVID-19 outbreak. It is not possible to predict or identify all such risks. There may be additional risks that we consider immaterial or which are unknown. These factors include, but are not limited to, the following: (i) suspended operations and disruptions to our business and operations related to COVID-19; (ii) the impacts of COVID-19 and/or the Russia-Ukraine conflict on our financial condition, liquidity, results of operations, cash flows, employees, plans and growth; (iii) the impacts of COVID-19 and/or the Russia/Ukraine conflict on future travel and the cruise and airline industries in general; (iv) unscheduled disruptions in our business due to travel restrictions, weather events, mechanical failures, pandemics or other events; (v) changes adversely affecting the business in which we are engaged; (vi) management of our growth and our ability to execute on our planned growth; (vii) our business strategy and plans; (viii) our ability to maintain our relationship with National Geographic; (ix) compliance with new and existing laws and regulations, including environmental regulations and travel advisories and restrictions; (x) compliance with the financial and/or operating covenants in our debt arrangements; (xi) adverse publicity regarding the cruise industry in general; (xii) loss of business due to competition; (xiii) the result of future financing efforts; (xiv) delays and costs overruns with respect to the construction and delivery of newly constructed vessels; (xv) the inability to meet revenue and Adjusted EBITDA projections; and (xvi) those risks described in the Company’s filings with the SEC. Stockholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements made herein are made only as of the date of this press release, and the Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. More detailed information about factors that may affect the Company’s performance may be found in its filings with the SEC, which are available at http://www.sec.gov or at http://www.expeditions.com in the Investor Relations section of the Company’s website.

LINDBLAD EXPEDITIONS HOLDINGS, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(In thousands, except share and per share data)

	June 30, 2022	December 31, 2021
	(unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$126,904	$150,753
Restricted cash	48,831	21,940
Marine operating supplies	9,892	8,275
Inventories	2,337	2,278
Prepaid expenses and other current assets	45,936	27,094
Total current assets	233,900	210,340

Property and equipment, net	544,746	542,418
Goodwill	42,017	42,017
Intangibles, net	12,123	13,235
Deferred tax asset	8,736	7,609
Right-to-use lease assets	3,764	4,402
Other long-term assets	4,020	7,470
Total assets	$849,306	$827,491

LIABILITIES
Current Liabilities:
Unearned passenger revenues	$270,985	$212,598
Accounts payable and accrued expenses	61,224	49,252
Lease liabilities - current	1,556	1,553
Long-term debt - current	24,081	26,061
Total current liabilities	357,846	289,464

Long-term debt, less current portion	539,872	518,658
Lease liabilities	2,517	3,178
Other long-term liabilities	302	247
Total liabilities	900,537	811,547

Commitments and contingencies	-	-
Series A redeemable convertible preferred stock, 165,000 shares authorized; 62,000 and 80,000 shares issued and outstanding as of June 30, 2022 and December 31, 2021, respectively	67,052	83,901
Redeemable noncontrolling interests	19,595	10,626
	86,647	94,527

STOCKHOLDERS’ DEFICIT
Preferred stock, $0.0001 par value, 1,000,000 shares authorized; 62,000 and 80,000 Series A shares issued and outstanding as of June 30, 2022 and December 31, 2021, respectively	-	-
Common stock, $0.0001 par value, 200,000,000 shares authorized; 53,064,077 and 50,800,786 issued, 53,018,837 and 50,755,546 outstanding as of June 30, 2022 and December 31, 2021, respectively	5	5
Additional paid-in capital	80,812	58,485
Accumulated deficit	(218,695)	(136,439)
Accumulated other comprehensive loss	-	(634)
Total stockholders' deficit	(137,878)	(78,583)
Total liabilities, mezzanine equity and stockholders' deficit	$849,306	$827,491

LINDBLAD EXPEDITIONS HOLDINGS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(In thousands, except share and per share data)
(unaudited)

	For the three months ended June 30,		For the six months ended June 30,
	2022	2021	2022	2021

Tour revenues	$90,910	$15,266	$158,756	$17,047

Operating expenses:
Cost of tours	62,499	19,391	120,447	27,670
General and administrative	23,710	15,288	44,347	29,100
Selling and marketing	12,839	4,962	25,168	7,467
Depreciation and amortization	11,176	8,213	22,354	16,462
Total operating expenses	110,224	47,854	212,316	80,699

Operating loss	(19,314)	(32,588)	(53,560)	(63,652)

Other (expense) income:
Interest expense, net	(9,416)	(5,705)	(18,130)	(11,374)
(Loss) gain on foreign currency	(676)	199	(546)	269
Other (expense) income	(116)	2	417	4
Total other expense	(10,208)	(5,504)	(18,259)	(11,101)

Loss before income taxes	(29,522)	(38,092)	(71,819)	(74,753)
Income tax benefit	(964)	(2,357)	(1,113)	(5,158)

Net loss	(28,558)	(35,735)	(70,706)	(69,595)
Net income (loss) attributable to noncontrolling interest	198	(437)	(229)	(1,056)
Net loss attributable to Lindblad Expeditions Holdings, Inc.	(28,756)	(35,298)	(70,477)	(68,539)
Series A redeemable convertible preferred stock dividend	1,283	1,318	2,581	2,622

Net loss available to stockholders	$(30,039)	$(36,616)	$(73,058)	$(71,161)

Weighted average shares outstanding
Basic	51,195,280	50,064,152	50,976,203	49,964,693
Diluted	51,195,280	50,064,152	50,976,203	49,964,693

Undistributed loss per share available to stockholders:
Basic	$(0.59)	$(0.71)	$(1.43)	$(1.38)
Diluted	$(0.59)	$(0.71)	$(1.43)	$(1.38)

LINDBLAD EXPEDITIONS HOLDINGS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(In thousands)
(unaudited)

	For the six months ended June 30,
	2022	2021
Cash Flows From Operating Activities
Net loss	$(70,706)	$(69,595)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	22,354	16,462
Amortization of deferred financing costs and other, net	1,313	1,525
Amortization of right-to-use lease assets	(20)	2
Stock-based compensation	3,651	2,740
Deferred income taxes	(1,128)	(5,158)
Change in fair value of contingent acquisition consideration	56	-
Loss (gain) on foreign currency	546	(269)
Write-off of unamortized issuance costs related to debt refinancing	9,004	-
Changes in operating assets and liabilities
Marine operating supplies and inventories	(1,676)	(819)
Prepaid expenses and other current assets	(19,388)	(9,643)
Unearned passenger revenues	58,387	76,747
Other long-term assets	3,431	862
Other long-term liabilities	845	3,336
Accounts payable and accrued expenses	11,971	5,648
Net cash provided by operating activities	18,640	21,838

Cash Flows From Investing Activities
Purchases of property and equipment	(23,550)	(25,239)
Acquisition (net of cash acquired)	-	(7,177)
Net cash used in investing activities	(23,550)	(32,416)

Cash Flows From Financing Activities
Proceeds from long-term debt	360,000	15,484
Repayments of long-term debt	(340,491)	(1,014)
Payment of deferred financing costs	(10,804)	(3,135)
Repurchase under stock-based compensation plans and related tax impacts	(753)	(1,726)
Net cash provided by financing activities	7,952	9,609
Net increase (decrease) in cash, cash equivalents and restricted cash	3,042	(969)
Cash, cash equivalents and restricted cash at beginning of period	172,693	204,515

Cash, cash equivalents and restricted cash at end of period	$175,735	$203,546

Supplemental disclosures of cash flow information:
Cash paid during the period:
Interest	$6,204	$8,571
Income taxes	124	1
Non-cash investing and financing activities:
Non-cash preferred stock dividend	$2,581	$2,622
Value of shares issued for acquisition	-	1,770

LINDBLAD EXPEDITIONS HOLDINGS, INC. AND SUBSIDIARIES
Supplemental Financial Schedules
(In thousands)
(unaudited)

Reconciliation of Net Income to Adjusted EBITDA Consolidated
	For the three months ended June 30,		For the six months ended June 30,
	2022	2021	2022	2021
Net loss	$(28,558)	$(35,735)	$(70,706)	$(69,595)
Interest expense, net	9,416	5,705	18,130	11,374
Income tax benefit	(964)	(2,357)	(1,113)	(5,158)
Depreciation and amortization	11,176	8,213	22,354	16,462
Gain on foreign currency	676	(199)	546	(269)
Other income	116	(2)	(417)	(4)
Stock-based compensation	1,823	1,129	3,651	2,740
Other	123	293	142	680
Adjusted EBITDA	$(6,192)	$(22,953)	$(27,413)	$(43,770)

Reconciliation of Operating (Loss) Income to Adjusted EBITDA Lindblad Segment
	For the three months ended June 30,		For the six months ended June 30,
	2022	2021	2022	2021
Operating loss	$(19,670)	$(31,038)	$(53,239)	$(58,335)
Depreciation and amortization	10,257	7,823	20,998	15,690
Stock-based compensation	1,823	1,129	3,651	2,606
Other	127	254	142	254
Adjusted EBITDA	$(7,463)	$(21,832)	$(28,448)	$(39,785)

Land Experiences Segment
	For the three months ended June 30,		For the six months ended June 30,
	2022	2021	2022	2021
Operating income (loss)	$356	$(1,550)	$(321)	$(5,317)
Depreciation and amortization	919	390	1,356	772
Other	(4)	-	-	426.00
Adjusted EBITDA	$1,271	$(1,121)	$1,035	$(3,985)

LINDBLAD EXPEDITIONS HOLDINGS, INC. AND SUBSIDIARIES
Supplemental Financial Schedules
(In thousands, except for Available Guest Nights, Gross Yield, Net Yield and guest metrics)
(unaudited)

Reconciliation of Free Cash Flow to Net Cash Provided by Operating Activities	For the six months ended June 30,
	2022	2021
Net cash provided by operating activities	$18,640	$21,838
Less: purchases of property and equipment	(23,550)	(25,239)
Free Cash Flow	$(4,910)	$(3,401)

	For the three months ended June 30,		For the six months ended June 30,
	2022	2021	2022	2021
Available Guest Nights	55,413	6,270	103,959	6,270
Guest Nights Sold	41,423	4,920	73,607	4,920
Occupancy	75%	78%	71%	78%
Maximum Guests	7,545	1,029	12,959	1,029
Number of Guests	5,770	818	9,423	818
Voyages	105	14	188	14

Calculation of Gross and Net Yield per Available Guest Night	For the three months ended June 30,		For the six months ended June 30,
	2022	2021	2022	2021
Guest ticket revenues	$55,560	$5,762	$101,062	$5,762
Other tour revenue	8,487	918	13,259	1,402
Tour Revenues	64,047	6,680	114,321	7,164
Less: Commissions	(4,248)	(515)	(8,653)	(543)
Less: Other tour expenses	(5,006)	(432)	(14,995)	(1,066)
Net Yield	$54,793	$5,733	$90,673	$5,555
Available Guest Nights	55,413	6,270	103,959	6,270
Gross Yield per Available Guest Night	$1,156	$1,065	$1,100	$1,143
Net Yield per Available Guest Night	989	914	872	886

LINDBLAD EXPEDITIONS HOLDINGS, INC. AND SUBSIDIARIES
Supplemental Financial Schedules
(In thousands, except for Available Guest Nights, Gross and Net Cruise cost Per Available Guest Night and guest metrics)
(unaudited)

Calculation of Gross Cruise Cost and Net Cruise Cost Lindblad Segment	For the three months ended June 30,		For the six months ended June 30,
	2022	2021	2022	2021
Cost of tours	$46,384	$14,835	$93,955	$22,440
Plus: Selling and marketing	10,708	3,581	20,991	5,277
Plus: General and administrative	16,368	11,479	31,616	22,092
Gross Cruise Cost	73,460	29,895	146,562	49,809
Less: Commissions	(4,248)	(515)	(8,653)	(543)
Less: Other tour expenses	(5,006)	(432)	(14,995)	(1,066)
Net Cruise Cost	64,206	28,948	122,914	48,200
Less: Fuel Expense	(6,561)	(1,011)	(12,486)	(1,523)
Net Cruise Cost Excluding Fuel	57,645	27,937	110,428	46,677
Non-GAAP Adjustments:
Stock-based compensation	(1,823)	(1,129)	(3,651)	(2,606)
National Geographic fee amortization	-	-	-	-
Other	(123)	(293)	(142)	(254)
Adjusted Net Cruise Cost Excluding Fuel	$55,699	$26,515	$106,635	$43,817
Adjusted Net Cruise Cost	$62,260	$27,526	$119,121	$45,340
Available Guest Nights	55,413	6,270	103,959	6,270
Gross Cruise Cost per Available Guest Night	$1,326	NM	$1,410	NM
Net Cruise Cost per Available Guest Night	1,159	NM	1,182	NM
Net Cruise Cost Excluding Fuel per Available Guest Night	1,040	NM	1,062	NM
Adjusted Net Cruise Cost Excluding Fuel per Available Guest Night	1,005	NM	1,026	NM
Adjusted Net Cruise Cost per Available Guest Night	1,124	NM	1,146	NM

Operational and Financial Metrics

Adjusted EBITDA is net income (loss) excluding depreciation and amortization, net interest expense, other income (expense), income tax (expense) benefit, (gain) loss on foreign currency, (gain) loss on transfer of assets, reorganization costs, and other supplemental adjustments. Other supplemental adjustments include certain non-operating items such as stock-based compensation, executive severance costs, the National Geographic fee amortization, debt refinancing costs, acquisition-related expenses and other non-recurring charges. We believe Adjusted EBITDA, when considered along with other performance measures, is a useful measure as it reflects certain operating drivers of the business, such as sales growth, operating costs, selling and administrative expense, and other operating income and expense. We believe Adjusted EBITDA helps provide a more complete understanding of the underlying operating results and trends and an enhanced overall understanding of our financial performance and prospects for the future. Adjusted EBITDA is not intended to be a measure of liquidity or cash flows from operations or a measure comparable to net income as it does not take into account certain requirements, such as unearned passenger revenues, capital expenditures and related depreciation, principal and interest payments, and tax payments. Our use of Adjusted EBITDA may not be comparable to other companies within the industry.

The following metrics apply to the Lindblad segment:

Adjusted Net Cruise Cost represents Net Cruise Cost adjusted for Non-GAAP other supplemental adjustments which include certain non-operating items such as stock-based compensation, the National Geographic fee amortization and acquisition-related expenses.

Available Guest Nights is a measurement of capacity available for sale and represents double occupancy per cabin (except single occupancy for a single capacity cabin) multiplied by the number of cruise days for the period. We also record the number of guest nights available on our limited land programs in this definition.

Gross Cruise Cost represents the sum of cost of tours plus selling and marketing expenses, and general and administrative expenses.

Gross Yield per Available Guest Night represents tour revenues divided by Available Guest Nights.

Guest Nights Sold represents the number of guests carried for the period multiplied by the number of nights sailed within the period.

Maximum Guests is a measure of capacity and represents the maximum number of guests in a period and is based on double occupancy per cabin (except single occupancy for a single capacity cabin).

Net Cruise Cost represents Gross Cruise Cost excluding commissions and certain other direct costs of guest ticket revenues and other tour revenues.

Net Cruise Cost Excluding Fuel represents Net Cruise Cost excluding fuel costs.

Net Yield represents tour revenues less commissions and direct costs of other tour revenues.

Net Yield per Available Guest Night represents Net Yield divided by Available Guest Nights.

Number of Guests represents the number of guests that travel with us in a period.

Occupancy is calculated by dividing Guest Nights Sold by Available Guest Nights.

Voyages represent the number of ship expeditions completed during the period.